[ATRINSIC LETTERHEAD]

December 18, 2009

Mr. Andrew Zaref

Re: Separation and Release Agreement

Dear Andrew:

As you have been informed, your employment with Atrinsic, Inc. (the “Company”) will terminate effective December 16, 2009 (the “Separation Date”).  You are eligible to receive a cash severance payment, contingent upon certain conditions.  One such condition is your execution and return of this Separation and Release Agreement (the “Release Agreement”) to the Company.

1.  Regular Pay.  You will be paid all accrued salary, less standard payroll deductions and withholdings, earned through the Separation Date on the next scheduled pay date on December 31, 2009.  You are entitled to these payments regardless of whether or not you sign this Release Agreement.

2.  Severance Allowance.  You will receive a basic severance allowance (the “Severance Benefits”) in the amount of $192,500, less applicable federal, state and local taxes and other amounts which may be required to be withheld.  This amount includes a 5% increase in your Base Salary from July 14, 2009 through the Separation Date.  Your Severance Benefits will be paid in a lump sum form, less applicable federal, state and local taxes and other amounts which may be required to be withheld.  The Severance Benefits payment will be made on the Company’s first regular payday after:  (a) the Effective Date (as defined in Section 12); and (b) your return to the Company and the Company’s verification of your return of the items listed in Section 9.

3.  Paid Time Off.  The Company acknowledges that you are entitled to receive the cash equivalent of all accrued but unused paid time off through December 16, 2009, pursuant to the Company’s policy and practice.  The Company agrees to make this payment in the December 31, 2009 payroll in the amount of $30,770.00, less applicable federal, state and local taxes and other amounts which may be required to be withheld.

4.  Health Insurance.  The Company will continue your family medical, dental and vision benefits, if applicable, for a period of up to one (1) year following the Separation Date, provided, however, that in the event you obtain employment prior to the expiration of this one (1) year term, and you are afforded health insurance by your new employer, these benefits will terminate upon the earliest date substitute benefits become available to you.  In the event you are eligible for alternative medical, dental or vision plans, you must enroll and notify the Company in writing within fifteen (15) business days from the date on which you receive alternative medical, dental and vision coverage.  In the event you do not obtain substitute employment upon the expiration of the one (1) year term, once these medical, dental and vision benefits, if applicable, cease, you will be eligible for statutory COBRA continuation healthcare benefits.

5.  401(k) Plan. You acknowledge that active participation in the Company’s 401(k) Plan ends on the Separation Date, and your vested benefits accruing up to the Separation Date are not affected.

6.  Other Compensation or Benefits.

(a)           You acknowledge that, except as expressly provided in this Release Agreement, you will not receive any additional compensation, severance or benefits from the Company.  You acknowledge and agree that You hold no options to purchase securities of the Company and that all option agreements entered into between the Company and You and options granted by the Company to You have been (or are hereby) terminated.

(b)           The Company granted You:  (i) restricted stock units for 200,000 shares of common stock on June 25, 2009 and (ii) restricted stock units for 66,667 shares of common stock on June 25, 2009 (the “RSUs”).  You acknowledge and agree, effective as of the Separation Date, the RSUs, and all of Your rights to receive shares or common stock of the Company thereunder, are terminated.

7.  Expense Reimbursements.  You agree that, within fifteen (15) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

8.  Signing Bonus.  The Company waives any rights that it may have to a refund by you to the Company of your Signing Bonus.

9.  Return of Company Property.  Within fifteen (15) days of the Separation Date, you agree to return to the Company all Company documents (whether prepared by the Company, the Company’s affiliates, you, or a third party) in any form including, but not limited to, electronic, digital, and paper form (and all copies thereof) and other Company property which you have had in your possession or in your control at any time relating to the Company or any of its affiliates or any of their businesses or property.  The items that fall within the scope of this Section 9 include, but are not limited to, files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, credit cards, entry cards, identification badges and keys); and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

10.  References.  You agree to forward all requests for a reference or employment verification to the Human Resources Department in New York (“HR”).  HR will provide your dates of service and the last position held at the Company by you, and no further information.

11.  Confidentiality.  The provisions of this Release Agreement shall be held in strictest confidence by you and shall not be publicized or disclosed in any manner whatsoever; provided, however, that you may disclose this Release Agreement:  (a) to your immediate family; (b) in confidence to your respective attorneys, accountants, auditors, tax preparers, and financial advisors; and (c) as otherwise required by law.

12.  Release.  In exchange for the payments and other consideration under this Release Agreement to which you would not otherwise be entitled, subject to applicable law, you hereby release and forever discharge the Company, its parents and subsidiaries, and its respective officers, directors, agents, servants, employees, attorneys, members, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to events, acts or conduct at any time prior to and including the execution date of this Release Agreement, including but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, including without limitation claims for attorneys’ fees; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the New York State Human Rights Law; any provision in the New York State Labor Law; whistleblower laws; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.  As of the date of this Release Agreement, the Company is not aware of any claims against you.

You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended.  You also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled.  You acknowledge that you have been advised by this writing, as required by the ADEA, that:  (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Release Agreement; (b) you have been advised hereby to consult with an attorney prior to executing this Release Agreement; (c) you have twenty-one (21) days to consider this Release Agreement (although you may choose to voluntarily execute this Release Agreement earlier); (d) you have seven (7) days following the execution of this Release Agreement by the parties to revoke the Release Agreement, which can be done by sending a certified letter to that effect to Jeffrey Schwartz, Interim CEO; and (e) this Release Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after this Release Agreement is executed by you, provided that the Company has also executed this Release Agreement by that date (“Effective Date”).  This Release Agreement excludes your rights arising hereunder and any rights to indemnification arising pursuant to your employment agreement.

13.  Waiver of Known and Unknown Claims.  YOU UNDERSTAND THAT THIS RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

14.  Acknowledgement Regarding Existing Claims.  You represent and warrant that, to date, no claim or demand has been asserted, and no proceeding of any kind against any Releasee has been commenced, instituted or caused to be comments, based upon any matter released by this Release Agreement, and you covenant that you will not seek to recover on any claim released in this Release Agreement.  If you violate this Release Agreement by instituting any such claims, proceedings or lawsuits, you agree to return to the Company all payments received by you under this Release Agreement, except for your Accrued but Unused Vacation pay, and any obligation by the Company to provide any further benefits or payments will immediately cease.

15.  Non-Disparagement.  We both agree that we will not publicly or privately disparage each other.  Specifically, you agree that you will not publicly or privately disparage the Company’s products, services, divisions, affiliates, related companies or current or former officers, directors, trustees, employees, agents, administrators, representatives or fiduciaries nor will any of the Company’s current or future officers, directors, trustees, employees, agents, administrators, representatives or fiduciaries publicly or privately disparage you.

16.  Confidential Information.  You acknowledge that, as a result of the your services to the Company, you obtained Confidential Information (as defined below) as to the Company and that, because of the nature of the information known to you it is necessary for the Company to be protected by the restrictions set forth herein.

(a)           Following the Separation Date, you shall not at any time, directly or indirectly, divulge or disclose, for any purpose whatsoever, any secret, confidential or proprietary information, knowledge or data relating to the Company, and their respective businesses, affairs, accounts, products or services (including any confidential information of customers of the Company) that you obtained during your employment by the Company and that is not otherwise public knowledge or not generally known within the Company’s industry (“Confidential Information”).  Unless compelled pursuant to the order of a court or other governmental or legal body having authority over such matter, you shall not either before or after the Separation Date, without the prior written consent of the Company, communicate or divulge any such Confidential Information to anyone other than the Company and those designated by it, nor use the Confidential Information for your own benefit or for the benefit of any other person, firm, corporation or entity.  If you are requested or compelled by order of a court or other governmental or legal body to communicate or divulge any Confidential Information to anyone other than the Company and those designated by it, you shall promptly notify the Company of any such order, and you shall cooperate fully with the Company in protecting such information to the extent possible under applicable law.

(b)           You acknowledge that this Section 16 is reasonable and necessary for the furtherance of the Company’s business and for the protection of the business of the Company, and that part of the Severance Benefits are in consideration for your agreements in this Section 16.  In the event of any breach by you of this Section 16, the Company shall be entitled to immediately cease payment of the Severance Benefits.

17.  Non-Competition.  The Company agrees to waive Paragraph 2, subsections (i)-(v) and (viii) of your Non-Competition, Non-Solicitation and Confidentiality Agreement, dated July 14, 2008 (the “Non-Competition Agreement”).  The Company also agrees that its rights pursuant to Paragraph 17 of the Non-Competition Agreement are hereby terminated.

18.  Injunctive Relief.  In the event of a breach or threatened breach of Section 16 of this Release Agreement, you acknowledge that the Company will be caused irreparable harm which is not capable of being calculated and which cannot be fully or adequately compensated by the recovery of damages alone.  Accordingly, you agree that the Company shall be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies to have the provisions of Section 16 of this Release Agreement enforced, in addition to its other remedies at law.

19.  Successors; Binding Release Agreement.  This Release Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.

20.  Section 409 A.  To the extent that the Company and/or you reasonably determine that any amount payable under this Release Agreement would trigger the additional tax imposed by Section 409A of the Internal Revenue Code of 1986, as amended, the Company and you will promptly agree in good faith on appropriate modifications to the Release Agreement (including delaying or restructuring payments) to avoid such additional tax yet preserve (to the nearest extent reasonably possible) the intended benefit payable to you.

21.  Miscellaneous.  This Release Agreement may not be modified, waived or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by both you and a duly authorized officer of the Company.

22.  Entire Agreement. This Release Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter provided, however, that nothing in this Release Agreement is intended to or may be construed to modify, impair or terminate any of your obligations under any non-solicitation, confidentiality, non-competition or intellectual property agreements between you and the Company.  This Release Agreement shall supersede all prior or contemporaneous agreements and understandings among the Parties and any Releasees, whether written or oral, express, or implied.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.

23.  Severability.  If any provision of this Release Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Release Agreement and the provision in question shall be modified by the court so as to be rendered enforceable.

24.  Counterparts.  This Release Agreement may be executed in several counterparts (including via facsimile), each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

25.  Governing Law.  This Release Agreement is made and entered into and shall be interpreted, enforced and governed by and under the laws of the State of New York.  The parties in any action arising from this Release Agreement shall be subjected to the jurisdiction and venue of the federal and state courts, as applicable, in the State of New York.

You should consult with an attorney regarding the terms of this Release Agreement.  Your signature below indicates that you are entering into this Release Agreement freely, knowingly and voluntarily, with a full understanding of its terms.  If this Release Agreement is acceptable to you, please sign on the line provided below and return the original to Jeffrey Schwartz, Interim CEO.  The Release Agreement must be returned twenty-one (21) days from the date that you receive it.

Sincerely,

Jeffrey Schwartz
Interim Chief Executive Officer
Atrinsic, Inc.

Agreed:
/s/ Andrew Zaref	Dated: December 18, 2009
Andrew Zaref

EXHIBIT A

Name: Andrew Zaref

SEPARATION ALLOWANCE STATEMENT

Cash Payments

Severance Benefits

Entitlement to Severance Benefits is contingent upon your execution of the attached Separation Agreement and General Release and return to Jeffrey Schwartz, Interim Chief Executive Officer, within twenty-one (21) days of receipt and you not revoking the agreement within seven (7) days after signing it.

TOTAL SEVERANCE BENEFITS	$192,500.00

(Subject to the applicable actual or hypothetical withholding tax deductions)

I understand my Severance Benefits.  I also understand that my Severance Benefits will be made payable in the form of a lump sum (Subject to the applicable actual or hypothetical withholding tax deductions).

Accrued Paid Time Off

160 hours.	$30,770.00

(Subject to the applicable actual or hypothetical withholding tax deductions)

Total:	$223,270.00

(Subject to the applicable actual or hypothetical withholding tax deductions)

Non-cash

In addition to the Severance Benefit, you will to be eligible for continuation of family medical, dental and vision benefits, if applicable, under the Company’s group medical, dental and vision plans, is applicable, for a period of up to one (1) year following the Separation Date, provided, however, that in the event you obtain employment prior to the expiration of this one (1) year term, and you are afforded health insurance by your new employer, these benefits will terminate upon the earliest date substitute benefits become available to you.  Upon cessation of medical and dental benefits, you, your spouse, and your eligible dependents will be entitled to exercise their rights (if any) under Section 4980B of the Internal Revenue Code of 1986, as amended and Sections 601–607 of the Employee Retirement Income Security Act of 1974, as amended (collectively, “COBRA”).

/s/ Andrew Zaref	12/18/09
Signature	Date